EXHIBIT 3.1

                      IN VERITAS MEDICAL DIAGNOSTICS, INC.

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                          THE SERIES B PREFERRED STOCK

                    PURSUANT TO THE COLORADO CORPORATION LAW

     The undersigned, the President and Chief Executive Officer of In Veritas Medical Diagnostics, Inc., a Colorado corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution, creating a series of Series B Preferred Stock was duly adopted by the Board of Directors of the Corporation;

     1. The Corporation is authorized to issue 50,000,000 shares of preferred stock, 34,343,662 of which have been issued.

     2. The following resolutions were duly adopted by the Board of Directors:

     WHEREAS, the Articles of Incorporation of the Corporation provide for a class of its authorized stock known as preferred stock, comprised of 50,000,000 shares, par value $0.001 per share, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 10,000,000 shares of the preferred stock which the corporation has the authority to issue, as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

1. Designation and Authorized Shares. The Corporation shall be authorized to issue up to 7,500,000 shares of Series B voting convertible preferred stock, $.001 par value (the "Series B Preferred Stock").

2. Stated Value. Each share of Series B Preferred Stock shall have a stated value of $0.65 (the "Stated Value").


3. Dividends. To the extent that the Series B Preferred Stock has not otherwise been cancelled or converted into the Corporation's $.001 par value common stock (the "Common Stock"), the Corporation shall pay to the holders of the Series B Preferred Stock dividends equal to Five Percent (5%) of the Stated Value per annum (the "Dividend Rate"). Dividends shall be paid annually on December 31. Dividends shall be calculated on the basis of a 360-day year and shall accrue daily commencing the date that the Series B Preferred Stock is issued and outstanding.

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4. Liquidation Rights.

     4.1 In the event of any liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall have equal rights with the holders of the Series A Preferred Stock.

     4.2 Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series B Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid on a pari-passu basis with any preferential amounts to be paid to the holders of the Series A Preferred Stock. Such preferential amounts shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series B Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference); and (ii) the Common Stock. If in any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series B Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series B Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

     4.3 Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall, upon receipt of such determination of fair market value, give prompt written notice of the determination to each holder of shares of Series B Preferred Stock.

5. Voting Power. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 6, hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series B Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

6. Conversion.

     6.1 Conversion Right.

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          6.1.1 Each holder of Series B Preferred Stock may at any time, and from time to time, convert any or all of such holder's shares of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock in an amount equal to one (1) share of Common Stock for each one (1) share of Series B Preferred Stock surrendered, subject to the adjustments set forth in Section 6.2 below (the "Conversion Ratio"). In order to exercise the conversion privilege under this
          Section 6.1.1, the holder of any shares of Series B Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series B Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice.

          6.1.2 At such time as the certificate or certificates representing the Series B Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to Section 6.1.1. In case of conversion under
          Section 6.1.1 of only a part of the shares of Series B Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series B Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Series B Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series B Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series B Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series B Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

     6.2 Adjustment for Stock Splits, Combinations, Reclassifications, Stock Dividends and Distributions. In the event that the Corporation shall at any time prior to a conversion either (a) subdivide the outstanding Common Stock into a greater number of shares, (b) change the outstanding Common Stock into a smaller number of shares, (c) change the outstanding Common Stock into the same or a given number of shares of any other class or classes of shares, (d) declare on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation, or (e) offer to the holders of Common Stock any rights to subscribe for shares or for other securities of the Corporation, then the then applicable Conversion Ratio shall be adjusted such that the holders of the Series B Preferred Stock shall be entitled, as the case may be, to receive the same number of Common Stock or shares of any other class or classes of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the shares or securities are offered to holders of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Stock prior to such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their Series B Preferred Stock were convertible on the record date for any such subdivision, combination, reclassification, dividend or subscription.

     6.3 Adjustment for Share Issuances. So long as the Series B Preferred Stock is outstanding, if the Company shall offer, issue or agree to issue any shares of Common Stock at a price of (the "New Issuance Price") less than the Stated Value (except for (i) any issuances pursuant to the 2005 Stock Incentive Plan and (ii) any issuances of capital stock by the Company valued at less than $100,000, for a consideration less than the Stated Value), then, and thereafter successively upon each such issue, each share of Series B Preferred Stock shall be convertible into such number of shares of Common Stock as may be determined by dividing the Stated Value by the New Issuance Price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Ratio as described above upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Stated Value. The reduction in the Conversion Ratio as described above is in addition to other rights of the Holder described in the Series B Preferred Stock and the Subscription Agreement.

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     6.4 Mandatory Conversion. In the event that the average closing price of the Common Stock for a period of twenty (20) trading days is equal or greater than $1.50, the Company may compel the holders of the Series B Preferred Stock to convert their remaining shares of Series B Preferred Stock into Common Stock (the "Conversion Date"). Immediately after the Conversion Date, the Company shall cancel the Series B Preferred Stock.

     6.5 Fractional Interests. The Corporation may, but shall not be required to, issue fractions of shares of Common Stock on the conversion of Series B Preferred Stock. If any fraction of a share of Common Stock would be issuable on the conversion of any Series B Preferred Stock, the Corporation may, in lieu of issuing such fractional share round such fraction up to a whole share of Common Stock.

7. Other Provisions.

     7.1 Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series B Preferred Stock from time to time outstanding.

     7.2 Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

8. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock (as adjusted pursuant to Section 6.2 herein) remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock:

     (a) Except for rights granted to holders of Series A Preferred Stock which shall be equal to and in parity with holders of Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock, including without limitation:

          (i) Reduce the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of any other capital stock in the Corporation; or

          (ii) Cancel or modify adversely and materially the voting rights as provided in Section 5 herein or the conversion rights of the holders of Series B Preferred Stock provided for in Section 6 herein.

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     RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock this 8th day of April, 2005.

/s/ John Fuller
--------------------------
Name: John Fuller
Title: President and CEO

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